As filed with the Securities and Exchange Commission on March 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIVERAMP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1269307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Bush Street, Seventeenth Floor San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

HABU, INC. 2018 Stock Plan 1

(Full title of the plan)

Jerry C. Jones, Esq.

EVP, Chief Ethics and Legal Officer and Secretary

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(Name and address of agent for service)

(888) 987-6764

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Jeremy L. Moore Baker & McKenzie LLP 800 Capitol, Suite 2100 Houston, Texas 77002 (713) 427-5000	Geoffrey D. Neal Kutak Rock LLP 124 West Capitol Avenue, Suite 2000 Little Rock, AR 72201 (501) 975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

1 LiveRamp, Inc. assumed certain stock options, restricted stock units and restricted stock awards granted thereunder in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated January 17, 2024.

Explanatory Note

Pursuant to the Agreement and Plan of Merger, dated January 17, 2024 (the “Merger Agreement”), by and among LiveRamp, Inc., a Delaware corporation (“LiveRamp”), and a wholly-owned subsidiary of LiveRamp Holdings, Inc. (the “Registrant”), Supersonic Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of LiveRamp (“Merger Sub”), Habu, Inc., a Delaware corporation (“Habu”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholder Representative”). Pursuant to the Merger Agreement, Merger Sub merged with and into Habu, pursuant to which Habu became a direct, wholly-owned subsidiary of LiveRamp (the “Merger”). In accordance with the Merger Agreement, the Registrant assumed certain stock options, restricted stock units and restricted stock awards that were outstanding immediately prior to the Merger under the Habu, Inc. 2018 Stock Plan (the “Plan”). Each option to purchase shares of Habu’s common stock granted under the Plan, whether vested or unvested, that was outstanding immediately prior to the effective time of the Merger, was assumed and converted, at the effective time of the Merger, into an option to purchase shares of Registrant common stock, par value $0.10 per share (“Common Stock”) (as adjusted by the exchange ratio pursuant to the Merger Agreement) (the “Assumed Options”). Each restricted stock unit representing the right to vest in and be issued a share of Habu’s common stock or the cash equivalent thereof granted under the Plan, that was outstanding immediately prior to the effective time of the Merger, was assumed and converted, at the effective time of the Merger, into an award of restricted stock units to acquire registered and tradeable shares of Common Stock (the “Assumed RSUs”). Finally, each share of Habu’s common stock subject to vesting (whether time-based or performance-based), repurchase or other lapse restriction granted under the Plan, that was outstanding immediately prior to the effective time of the Merger, was assumed and converted, at the effective time of the Merger, into an award of restricted stock for registered and tradeable shares of Common Stock (the “Assumed Restricted Stock”).

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register 3,116,618 shares of the Registrant’s Common Stock issuable upon the exercise or vesting, as applicable, of the Assumed Options, Assumed RSUs and Assumed Restricted Stock originally granted and outstanding under the Plan and assumed and converted by the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	the Registrant’s latest annual report on Form 10-K for the fiscal year ended March 31, 2023, filed with the Commission on May 24, 2023;

(b)	the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2023, filed with the Commission on August 9, 2023, the Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2023, filed with the Commission on November 8, 2023 and the Registrant’s quarterly report on Form 10-Q for the quarter ended December 31, 2023, filed with the Commission on February 8, 2024;

(c)	the Registrant’s current reports on Form 8-K filed with the Commission on April 14, 2023, August 17, 2023, August 18, 2023, November 9, 2023, November 16, 2023 and January 17, 2024 (only with respect to the Item 8.01 thereof); and

(d)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 1, 2018, including any further amendments or reports filed with the Commission for the purpose of updating such description, including Exhibit 4.1 of the Registrant’s annual report on Form 10-K for the fiscal year ended March 31, 2019, filed with the Commission on May 29, 2019.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

In accordance with Section 145(a) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant against liability they may incur in their capacities as such and to the extent authorized by Delaware corporate law.

Pursuant to the Registrant’s Amended and Restated Bylaws, the Registrant may maintain directors’ and officers’ insurance on behalf of the directors and officers of the Registrant and those serving at the request of the Registrant as a director, officer, employee or agent of another enterprise, against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to Delaware law. The Registrant currently has in effect directors’ and officers’ liability insurance and fiduciary liability insurance.

In addition, the Registrant has entered into separate indemnification agreements with certain of its current and former directors and executive officers. The indemnification agreements provide generally that the Registrant will indemnify and advance expenses to the fullest extent permitted by applicable law. Each director and executive officer party to an indemnification agreement is entitled to be indemnified against all expenses, judgments, penalties and amounts paid in settlement actually and reasonably incurred.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of LiveRamp Holdings, Inc. (previously filed on October 1, 2018 as Exhibit 3.1 to LiveRamp Holdings, Inc.’s Current Report on Form 8-K, Commission File No. 001-38669, and incorporated herein by reference).
4.2	Amended and Restated Bylaws of LiveRamp Holdings, Inc. (previously filed on October 1, 2018, as Exhibit 3.2 to LiveRamp Holdings, Inc.’s Current Report on Form 8-K, Commission File No. 001-38669, and incorporated herein by reference).
4.3*	Habu, Inc. 2018 Stock Plan.
5.1*	Opinion of Baker & McKenzie LLP.
23.1*	Consent of Baker & McKenzie LLP (contained in Exhibit 5.1).
23.2*	Consent of KPMG LLP.
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107.1*	Calculation of Filing Fee Table.

* Filed herewith

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on February 12, 2024.

LIVERAMP HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Jerry C. Jones, EVP, Chief Ethics and Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jerry C. Jones and Arthur G. Kellam, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, as of February 12, 2024:

Signature	Title

Director
John L. Battelle

/s/ Timothy R. Cadogan	Director
Timothy R. Cadogan

/s/ Vivian Chow	Director
Vivian Chow

/s/ Scott E. Howe	Director, Chief Executive Officer
Scott E. Howe	(principal executive officer)

/s/ Clark M. Kokich	Director, Non-Executive Chairman of the Board
Clark M. Kokich

/s/ Brian O’Kelley	Director
Brian O’Kelley

/s/ Omar Tawakol	Director
Omar Tawakol

/s/ Debora B. Tomlin	Director
Debora B. Tomlin

/s/ Lauren Dillard	Executive Vice President and Chief Financial Officer
Lauren Dillard	(principal financial and accounting officer)